     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2001



                                                      REGISTRATION NO. 333-56320

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                E.PIPHANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7389                          77-0443392
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                      1900 SOUTH NORFOLK STREET, SUITE 310
                          SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROGER S. SIBONI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                E.PIPHANY, INC.
                      1900 SOUTH NORFOLK STREET, SUITE 310
                          SAN MATEO, CALIFORNIA 94403
                                 (650) 356-3800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                              AARON J. ALTER, ESQ.
                           N. ANTHONY JEFFRIES, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 5, 2001


                                   PROSPECTUS

                                 238,032 Shares

                                E.PIPHANY, INC.

                                  Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of 238,032 shares of our common stock which are held by one of our current stockholders. These shares were issued to the selling stockholder in exchange for certain technology held by the stockholder. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. We have agreed to bear the expenses of registration of the shares in this prospectus.

     The prices at which such stockholder may sell its shares will be determined by the prevailing market price for the shares or in negotiated transactions.


     Our common stock is quoted on The Nasdaq Stock Market under the symbol "EPNY." The reported last sales price of our common stock on the Nasdaq Stock Market on April 3, 2001 was $7.28.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is                , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    2
Use of Proceeds.............................................   13
Selling Stockholder.........................................   13
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Where You Can Find More Information.........................   14

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

     In this prospectus, the terms "Company," "Registrant," "we," "us," and "our" refer to E.piphany, Inc.

                                    SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference into this prospectus.

                                E.PIPHANY, INC.


     We develop, market and sell the E.piphany E.5 System, an integrated suite of customer relationship management (CRM) software solutions. These CRM solutions provide capabilities for the analysis of customer data, the creation of inbound and outbound marketing campaigns, and the execution of sales and service customer interactions. Companies can implement the E.piphany E.5 System to gain insight into their customers' characteristics and preferences, and then take action on that insight to better and more profitably serve those customers. To gain insight into their customers, companies use our analytic CRM solutions, which collect customer data from existing software systems or other E.piphany solutions, as well as third party data providers. To take action on this insight, companies use our operational CRM solutions to more efficiently interact with their customers across a variety of communication and distribution channels. Our headquarters are located at 1900 South Norfolk Street, Suite 310, San Mateo, California 94403. The telephone number at that location is (650) 356-3800.


                              RECENT DEVELOPMENTS


     On January 29, 2001, Epiphany entered into an Asset Purchase Agreement with Radnet Recovery, LLC, a Delaware limited liability company. Radnet Recovery, LLC is an affiliate of Warburg, Pincus Ventures, L.P., a Delaware limited partnership. Pursuant to the Asset Purchase Agreement, E.piphany purchased certain assets from Radnet Recovery, LLC in exchange for 238,032 shares of E.piphany's common stock. This registration statement covers the resale of all of the shares issued to Radnet Recovery, LLC pursuant to the Asset Purchase Agreement.



     On February 20, 2001, E.piphany signed an Agreement and Plan of Reorganization to acquire Moss Software, Inc. through a merger with a wholly-owned subsidiary of E.piphany. Moss Software provides customer relationship management products with solutions that resolve its customer sales automation challenges and better manage their sales cycles. Under the terms of the agreement, E.piphany will issue up to 1,641,791 shares of common stock. The acquisition of Moss Software is subject to certain closing conditions, including the approval of Moss Software's stockholders and other customary closing conditions.



     On April 2, 2001, E.piphany announced preliminary financial results for the first quarter ended March 31, 2001. Based on preliminary information, revenues for the quarter will be approximately $38 million, and net loss for the quarter excluding the amortization of goodwill and stock-based compensation could be as much as $(0.40) per share. In the first quarter of 2000, the company reported $14.4 million in revenues and a net loss of $(0.11) per share.



     On April 2, 2001, E.piphany also announced a voluntary stock option exchange program for all of its non-executive employees. E.piphany employees will have the opportunity to cancel previously granted options in exchange for an equal number of new options to be granted on a specified future date. The exercise price of these new options will be set at the fair market value of the Company's common stock as of the new grant date, which is expected to occur later this year.

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

     This prospectus, and the documents incorporated herein by reference, also contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus.


E.PIPHANY HAS A HISTORY OF LOSSES, EXPECTS LOSSES IN THE FUTURE AND MAY NOT EVER BECOME PROFITABLE.



     We incurred net losses of $768.5 million for the year ended December 31, 2000, $22.4 million in the year ended December 31, 1999 and $10.3 million in the year ended December 31, 1998. We had an accumulated deficit of $804.3 million as of December 31, 2000, and $35.9 million as of December 31, 1999. We expect to continue to incur losses before amortization charges for the foreseeable future. In addition, in connection with the acquisitions of Octane, RightPoint, eClass, and iLeverage, we are incurring significant accounting charges for the amortization of intangible assets over the three years following these mergers. These losses will be substantial, and we may not ever become profitable. In addition, we expect to significantly increase our expenses in the near term, especially research and development and sales and marketing expenses. Therefore, our operating results will be harmed if our revenue does not keep pace with our expected increase in expenses or is not sufficient for us to achieve profitability. If we do achieve profitability in any period, it cannot be certain that we will sustain or increase profitability on a quarterly or annual basis.



OUR LIMITED OPERATING HISTORY AND THE LIMITED OPERATING HISTORY OF THE COMPANIES WE ACQUIRED MAKES FINANCIAL FORECASTING AND EVALUATION OF OUR BUSINESS DIFFICULT.



     Our limited operating history and the limited operating history of the companies that we acquired makes it difficult to forecast E.piphany's future operating results. E.piphany was founded in November 1996 and began developing products in 1997. Our revenue and income potential is unproven. We received our first revenues from licensing our software and performing related services in early 1998. Since neither we nor the companies we acquired have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if E.piphany and the other companies we acquired had a longer business history.



OUR REVENUES MAY BE HARMED IF GENERAL ECONOMIC CONDITIONS CONTINUE TO WORSEN.



     Our revenues are dependent on the health of the economy and the growth of our customers and potential future customers. If the economy remains stagnant, our customers may continue to delay or reduce their spending on CRM software. When economic conditions weaken, sales cycles for sales of software products tend to lengthen and companies' information technology budgets tend to be reduced. If that happens, our revenues could suffer and our stock price may decline. Further, if the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

VARIATIONS IN QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.



     We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. Our quarterly revenues, expenses and operating results could vary significantly from quarter-to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock will fall. Factors that may cause our operating results to fluctuate on a quarterly basis are:



     - varying size, timing and contractual terms of orders for our products,



     - our ability to timely complete our service obligations related to product sales,



     - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to substantially lower-margin service revenue,



     - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next,



     - changes in demand for our software or for enterprise software and real time marketing solutions generally,



     - announcements or introductions of new products by our competitors,



     - software defects and other product quality problems,



     - our ability to integrate acquisitions,



     - any increase in our need to supplement our professional services organization by subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained, and



     - our ability to hire, train and retain sufficient engineering, consulting, training and sales staff.



THE LOSS OF KEY PERSONNEL, OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.



     Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. If we are unable to do so, this inability could affect our ability to grow our business. Competition for qualified personnel in high technology is intense, particularly in the Silicon Valley region of Northern California where our principal offices are located. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. None of our officers or key personnel are bound by an employment agreement and we do not maintain key person insurance on any of our employees. We would also be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.



     The market price of our common stock has fluctuated substantially since our initial public offering in September 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer priced below market value may choose not to remain employed by us. In that case, our ability to attract or retain employees will be adversely affected.

IF CUSTOMERS DO NOT CONTRACT DIRECTLY WITH CONSULTING ORGANIZATIONS TO IMPLEMENT AND SUPPORT OUR PRODUCTS, OUR REVENUES, PROFITABILITY AND MARGINS MAY BE HARMED.



     Our principal focus is providing software solutions rather than services. As a result, we encourage our customers to purchase consulting, implementation, maintenance and training services directly from consulting organizations instead of purchasing these services from us. While we do not receive any fees directly from these consulting organizations when they contract directly with our customers, we believe that these consulting organizations increase market awareness and acceptance of our software solutions and allow us to focus on software development and licensing. If consulting organizations are unwilling or unable to provide a sufficient level and quality of service directly to our customers or if customers are unwilling to contract directly with these consulting organizations, we may not realize these benefits and our revenues and profitability may be harmed.



     Further, to the extent that consulting organizations do not provide consulting, implementation, maintenance and training services directly to our customers, we need to provide these services to our customers. We provide these services to our customers either directly through our internal professional services organization or indirectly through subcontractors we hire to perform the services on our behalf. Because our margins on service revenues are less than our margins on license revenues, our overall margins decline when we provide these services to customers. This is particularly true if we hire subcontractors to perform these services because it costs us more to hire subcontractors to perform these services than to provide the services ourselves.



IF OUR INTERNAL PROFESSIONAL SERVICES ORGANIZATION DOES NOT PROVIDE IMPLEMENTATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR REVENUES AND PROFITABILITY WOULD BE HARMED.



     Customers that license our products typically require consulting, implementation, maintenance and training services and obtain them from our internal professional services, customer support and training organizations, which employed a staff of 353 as of December 31, 2000, or from outside consulting organizations. When we provide these services, we generally recognize revenue from the licensing of our software products as the implementation services are performed. If our internal professional services organization does not effectively implement and support our products or if we are unable to expand our internal professional services organization as needed to meet our customers' needs, our ability to sell software, and accordingly our revenues, will be harmed. If we are unable to expand our internal professional services organization to keep pace with sales, we will be required to increase our use of subcontractors to help meet our implementation and service obligations, which will result in lower gross margins. In addition, we may be unable to negotiate agreements with subcontractors to provide a sufficient level and quality of services. If we fail to retain sufficient subcontractors, our ability to sell software for which these services are required will be harmed and our revenues will suffer.



OUR SERVICE REVENUES HAVE A SUBSTANTIALLY LOWER MARGIN THAN OUR PRODUCT REVENUES, AND AN INCREASE IN SERVICE REVENUES RELATIVE TO LICENSE REVENUES COULD HARM OUR GROSS MARGINS.



     Our service revenues, which includes fees for consulting, implementation, maintenance and training, were 42% of our revenues for the year ended December 31, 2000, 47% of our revenues for the year ended December 31, 1999 and 34% of our revenues for the year ended December 31, 1998. Our service revenues have substantially lower gross margins than license revenues. Our cost of service revenues for the year ended December 31, 2000, 1999 and 1998 was 101%, 102% and 120%, respectively, of our service revenues. An increase in the percentage of total revenues represented by services revenues could adversely affect our overall gross margins.



     Service revenues as a percentage of total revenues and cost of service revenues as a percentage of total revenues have varied significantly from quarter to quarter due to our relatively early stage of development. The relative amount of service revenues as compared to license revenues has varied based on the volume of software solution orders compared to the volume of additional user orders. In addition, the amount and profitability of services can depend in large part on:



     - the software solution which has been licensed,



     - the complexity of the customers' information technology environment,



     - the resources directed by customers to their implementation projects,



     - the number of users licensed, and



     - the extent to which outside consulting organizations provide services directly to customers.



NEW PRODUCT INTRODUCTIONS AND PRICING STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD RESULT IN PRESSURE TO PRICE OUR PRODUCTS IN A MANNER THAT REDUCES OUR MARGINS.



     Competitive pressures could prevent us from growing, reduce our market share or require us to reduce prices on our products and services, any of which could harm our business. We compete principally with vendors of:



     - data management and data analysis software tools such as Broadbase, Microstrategy and Oracle,



     - enterprise application software such as PeopleSoft, SAP and Siebel
      Systems,



     - marketing campaign management software tools such as Exchange Applications, Prime Response and Recognition Systems,



     - software that recommends products to customers in real time based on simple analytics such as Net Perceptions, and



     - web-based contact center software tools such as Kana Communications.



     Many of these companies have significantly greater financial, technical, marketing, service and other resources than we do. Many of these companies also have a larger installed base of users, have been in business longer or have greater name recognition than we do. In addition, some large companies may attempt to build capabilities into their products that are similar to the capabilities of our products. Some of our competitors' products may be more effective than our products at performing particular functions or be more customized for particular needs. Even if these functions are more limited than those provided by our products, our competitors' software products could discourage potential customers from purchasing our products. For example, our competitors' software products may incorporate other capabilities, such as recording accounting transactions, customer orders or inventory management data. A software product that performs these functions, as well as some of the functions of our software solutions, may be appealing to some customers because it would reduce the number of different types of software necessary to effectively run their business. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements.



     In addition, our products must integrate with software solutions provided by a number of our existing or potential competitors. These competitors could alter their products so that our products no longer integrate well with them, or they could deny or delay access by us to advance software releases that allow us to timely adapt our products to integrate with their products.



     Our competitors have made and may also continue to make strategic acquisitions or establish cooperative relationships among themselves or with other software vendors. This may increase the ability of their products to address the need for software solutions such as ours, which provide both the ability to collect data from multiple sources and analyze that data to profile customer characteristics and preferences. Our competitors may also establish or strengthen cooperative relationships with our current or future distributors or other parties with whom we have relationships, thereby limiting our ability to sell through these channels, reducing promotion of our products and limiting the number of consultants available to implement our software.

OUR REVENUES MIGHT BE HARMED BY RESISTANCE TO ADOPTION OF E.PIPHANY'S SOFTWARE BY INFORMATION TECHNOLOGY DEPARTMENTS.



     Some businesses may have already made a substantial investment in other third party or internally developed software designed to integrate data from disparate sources and analyze this data or manage marketing campaigns. These companies may be reluctant to abandon these investments in favor of our software. In addition, information technology departments of potential customers may resist purchasing our software solutions for a variety of other reasons, particularly the potential displacement of their historical role in creating and running software and concerns that packaged software products are not sufficiently customizable for their enterprises. If the market for our products does not grow for any of these reasons, our revenues will be harmed.



IF THE MARKET IN WHICH WE SELL OUR PRODUCTS AND SERVICES DOES NOT GROW AS WE ANTICIPATE, OUR REVENUES WILL BE REDUCED.



     If the market for software that enables companies to establish, manage, maintain and continually improve customer relationships by collecting and analyzing data to design and manage marketing campaigns and customize products and services and providing timely, consistent, multichannel customer interaction does not grow as quickly or become as large as we anticipate, our revenues will be reduced. Our market is still emerging, and our success depends on its growth. Our potential customers may:



     - not understand or see the benefits of using these products,



     - not achieve favorable results using these products,



     - experience technical difficulty in implementing or using these products, or



     - use alternative methods to solve the same business problems.



     In addition, because our products can be used in connection with Internet commerce and we are currently developing additional Internet commerce solutions, if the Internet commerce market does not grow as quickly as we anticipate, we may experience sales which are lower than our expectations.



IF WE FAIL TO DEVELOP NEW PRODUCTS OR IMPROVE OUR EXISTING PRODUCTS TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR INDUSTRY, SALES OF OUR PRODUCTS MAY DECLINE.



     Our future success depends on our ability to address the rapidly changing needs of our customers and potential customers. We must maintain and improve our E.piphany E.5 System and develop new products that include new technological developments, keep pace with products of our competitors and satisfy the changing requirements of our customers. If we do not, we may not achieve market acceptance and we may be unable to attract new customers. E.piphany may also lose existing customers, to whom we seek to sell additional software solutions and professional services.



     To achieve increased market acceptance of our products, we must, among other things, continue to:



     - improve and introduce new software solutions for reporting and analysis, distributed database marketing and e-commerce,



     - improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users,



     - enhance our software's ease of administration,



     - design software for vertical markets,



     - make available international versions of our software,



     - improve our software's ability to extract data from existing software systems, and



     - adapt to rapidly changing computer operating system and database standards and Internet technology.

     We may not be successful in developing and marketing these or other new or improved products. If we are not successful, we may lose sales to competitors. In addition, we have entered into customer contracts, which contain specific performance goals relating to new product releases or enhancements, and if we are not able to meet these goals, we may be required to, among other things, return fees, pay damages and offer discounts.



IF OUR PRODUCTS DO NOT STAY COMPATIBLE WITH CURRENTLY POPULAR SOFTWARE PROGRAMS, WE MAY LOSE SALES AND REVENUES.



     The E.piphany E.5 System must work with commercially available software programs that are currently popular. If these software programs do not remain popular, or we do not update our software to be compatible with newer versions of these programs, we may lose customers.



     In order to operate the E.piphany E.5 System, the system must be installed on both a computer server running the Microsoft Windows NT or Windows 2000 computer operating systems and a computer server running database software from Microsoft or Oracle. We are currently in various stages of porting our software to operate on additional operating systems and databases, including UNIX, IBM DB2 and other third party application servers such as BEA System's Web Logic product. If we fail to successfully complete these modifications in a timely manner, we may lose sales and revenues. In addition, users access the E.piphany
E.5 System through standard Internet browsers such as Microsoft Internet Explorer. If we fail to obtain access to developer versions of any of these software products, we may be unable to build and enhance our products on schedule.



     After installation, the E.piphany E.5 System collects and analyzes data to profile customers' characteristics and preferences. This data may be stored in a variety of our customers' existing software systems, including systems from Oracle, PeopleSoft, Siebel Systems, and SAP, running on a variety of computer operating systems. If we fail to enhance our software to collect data from new versions of these products, we may lose potential customers. If we lose customers, our revenues and profitability may be harmed.



OUR PRODUCTS HAVE LONG SALES CYCLES WHICH MAKES IT DIFFICULT TO PLAN EXPENSES AND FORECAST RESULTS.



     It takes us between three and six months to complete the majority of our sales and it can take us up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan expenditures accordingly. The period between initial contact with a potential customer and their purchase of products and services is relatively long due to several factors, including:



     - the complex nature of our products,



     - our need to educate potential customers about the uses and benefits of our products,



     - the purchase of our products requires a significant investment of resources by a customer,



     - our customers have budget cycles which affect the timing of purchases,



     - uncertainty regarding future economic conditions,



     - many of our customers require competitive evaluation and internal approval before purchasing our products,



     - potential customers may delay purchases due to announcements or planned introductions of new products by us or our competitors, and



     - many of our customers are large organizations, which may require a long time to make decisions.



     The delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.



IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES, OUR ABILITY TO GROW REVENUES COULD BE HARMED.



     In order to grow our business, we must generate, retain and strengthen relationships with third parties. To date, we have established relationships with several companies, including consulting organizations and system integrators that implement our software, including Deloitte & Touche, KPMG and PricewaterhouseCoopers; resellers, including Acxiom, Hewlett-Packard and Harte-Hanks; and application service providers that provide access to our software to their customers over the Internet, including Interrelate. If the third parties with whom we have relationships do not provide sufficient, high-quality service or integrate and support our software correctly, our revenues may be harmed. In addition, the third parties with whom we have relationships may offer products of other companies, including products that compete with our products. We typically enter into contracts with third parties that generally set out the nature of our relationships. However, our contracts do not require these third parties to devote resources to promoting, selling and supporting our products. Therefore we have little control over these third parties. We cannot assure you that we can generate and maintain relationships that offset the significant time and effort that are necessary to develop these relationships.



IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.



     In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive substantially all of our revenues from direct sales, but we intend to increase sales through indirect sales channels in the future. We also need to expand our direct sales force by hiring additional salespersons and sales management.



     We intend to derive revenues from indirect sales channels by selling our software through value added resellers. These resellers offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software.



     We expect as part of our strategy to increase international sales through the use of direct and indirect sales channels. We will be even more dependent on indirect sales channels in the future due to our international strategy. We also plan to expand our international direct sales force and therefore must hire additional sales personnel outside the United States. Our ability to develop and maintain these channels will significantly affect our ability to penetrate international markets.



WE HAVE GROWN VERY QUICKLY AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO GENERATE NEW REVENUES AND ACHIEVE PROFITABILITY WOULD BE HARMED.



     We have grown significantly since our inception and will need to grow quickly in the future. Any failure to manage this growth could impede our ability to increase revenues and achieve profitability. We have increased our number of employees from 21 at December 31, 1997 to 979 as of December 31, 2000. Our future expansion could be expensive and strain our management and other resources. In order to manage growth effectively, we must:



     - hire, train and integrate new personnel,



     - integrate people and technologies from acquired companies,



     - continue to augment our financial and accounting systems,



     - manage our sales operations, which are in several locations, and



     - expand our facilities.



     If we do manage our growth effectively, our business could suffer.

IF WE ACQUIRE ADDITIONAL COMPANIES OR TECHNOLOGIES IN THE FUTURE, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR ADVERSELY AFFECT OUR OPERATING RESULTS.



     In addition to the acquisitions that we have already completed, we may acquire or make investments in other complementary companies, services and technologies in the future. If we fail to properly evaluate and execute acquisitions and investments, they may seriously harm our business and prospects. To successfully complete an acquisition, we must:



     - properly evaluate the business, personnel and technology of the company to be acquired,



     - accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses,



     - integrate and retain personnel,



     - combine potentially different corporate cultures,



     - effectively integrate products and research and development, sales, marketing and support operations, and



     - maintain focused on our day-to-day operations.



     Further, the financial consequences of our acquisitions and investments may include potentially dilutive issuances of equity securities, one-time write-offs, amortization expenses related to goodwill and other intangible assets and the incidence of contingent liabilities.



IF OTHERS CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, WE COULD INCUR SIGNIFICANT EXPENSES OR BE PREVENTED FROM SELLING OUR PRODUCTS.



     We cannot assure you that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We have not conducted a search for existing intellectual property registrations and we may be unaware of intellectual property rights of others that may cover some of our technology.



     We have been contacted by a company which has asked us to evaluate the need for a license of several patents that the company holds directed to data extraction technology. This company has filed litigation alleging infringement of its patents against several of our competitors. We cannot assure you that the holder of the patents will not file litigation against us or that we would prevail in the case of such litigation. In addition, the patent holder has informed us that it has applications pending in numerous foreign countries. The patent holder may also have applications on file in the United States covering related subject matter which are confidential until the patent or patents, if any, is issued.



     Any litigation regarding intellectual property rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements.



     However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.



     Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.



     Our pending patent and trademark registration applications may not be allowed or competitors may successfully challenge the validity or scope of these registrations. In addition, our patents may not provide a significant competitive advantage.



     Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.



     In addition, one of the ways in which we charge for our software is based on the number of users at a particular site that will be permitted to use the software. Organizations that have a site license for a fixed number of users for our products could allow unauthorized use of our software by unlicensed users. Unauthorized use is difficult to detect and, to the extent that our software is used without authorization, we may lose potential license fees.



PRIVACY AND SECURITY CONCERNS, PARTICULARLY RELATED TO THE USE OF OUR SOFTWARE ON THE INTERNET, MAY LIMIT THE EFFECTIVENESS OF AND REDUCE THE DEMAND FOR OUR PRODUCTS.



     The effectiveness of our software products relies on the storage and use of customer data collected from various sources, including information collected on web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys. Our collection and use of such data for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well-publicized breach of customer data security were to occur, our software products may be perceived as less desirable, impacting our future sales and profitability.



     In addition, due to privacy concerns, some Internet commentators, consumer advocates, and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. In addition, Internet users can, if they choose, configure their web browsers to limit the collection of user data for customer profiling. Should many Internet users choose to limit the use of customer profiling technologies, or if major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our software would be less useful to customers, and our sales and profits could decrease.



OUR PRODUCTS ARE NEW, AND IF THEY CONTAIN DEFECTS, OR OUR SERVICES ARE NOT PERCEIVED AS HIGH QUALITY, WE COULD LOSE POTENTIAL CUSTOMERS OR BE SUBJECT TO DAMAGES.



     We began shipping our first products in early 1998. Our products are complex and may contain currently unknown errors, defects or failures, particularly since they are new and recently released. In the past we have discovered software errors in some of our products after introduction. We may not be able to detect and correct errors before releasing our products commercially. If our commercial products contain errors, we may be required to:



     - expend significant resources to locate and correct the error,



     - delay introduction of new products or commercial shipment of products, or



     - experience reduced sales and harm to our reputation from dissatisfied customers.



     Our customers also may encounter system configuration problems which require us to spend additional consulting or support resources to resolve these problems.

     In addition, our customers generally store their data across computer networks, which are often connected to the Internet. Our software operates across our customers' computer networks and can, at the customer's option, be accessed through an Internet connection. Our software contains technology designed to prevent theft or loss of data. Nevertheless, customers may encounter security issues with their existing databases installed across networks, particularly the Internet, or with our software. A security breach involving our software, or a widely publicized security breach involving the Internet generally, could harm our sales. A security breach involving our software could also expose us to claims for damages.



     Because our software products are used for important decision-making processes and enable our customers to interact with their customers, product defects may also give rise to product liability claims. Although our license agreements with customers typically contain provisions designed to limit our exposure, some courts may not enforce all or part of these limitations. Although we have not experienced any product liability claims to date, we may encounter these claims in the future. Product liability claims, whether or not successful, could:



     - divert the attention of our management and key personnel from our business,



     - be expensive to defend, and



     - result in large damage awards.



     Our product liability insurance may not be adequate to cover all of the expenses resulting from a claim. In addition, if our customers do not find our services to be of high quality, they may elect to use other training, consulting and product integration firms rather than contract for our services. If customers are dissatisfied with our services, we may lose revenues.



WE INTEND TO EXPAND OUR INTERNATIONAL SALES EFFORTS BUT WE DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS.



     We intend to expand our international sales efforts in the future. We have limited experience in marketing, selling and supporting our products and services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be seriously harmed. In addition, doing business internationally involves greater expense and many additional risks, particularly:



     - unexpected changes in regulatory requirements, taxes, trade laws and tariffs,



     - differing intellectual property rights,



     - differing labor regulations,



     - unexpected changes in regulatory requirements,



     - changes in a specific country's or region's political or economic conditions,



     - greater difficulty in establishing, staffing and managing foreign operations, and



     - fluctuating exchange rates.



     We have expanded our international operations during 2000, which has required a significant amount of attention from our management and substantial financial resources. We have begun efforts at international expansion in Europe and Asia and, as of December 31, 2000, had 123 employees located in Australia, Canada, France, Germany, Japan, Switzerland, The Netherlands and the United Kingdom. We are also exploring other regions for future expansion.



IF DATABASE ACCESS BECOMES STANDARDIZED, DEMAND FOR OUR PRODUCTS WILL BE
REDUCED.



     Our products are useful for integrating data from a variety of disparate data sources. Adoption of uniform, industry-wide standards across various database and analytic software programs could minimize the importance of the data integration capabilities of our products. This, in turn, could adversely affect the competitiveness and market acceptance of our products. Also, a single competitor in the market for database and analytic software programs or Internet relationship management may become dominant, even if there is no formal industry-wide standard. If large numbers of our customers adopt a single standard, this would similarly reduce demand for our product. If E.piphany loses customers because of the adoption of standards, we may have lower revenues and profitability.



SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE MAY AFFECT OUR QUARTERLY REVENUES.



     The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenue growth. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary pressures and by sales force commission structures. As our revenues grow, we may experience seasonal fluctuations in our revenues.



PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF E.PIPHANY.



     Our certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without the consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition, our board of directors have staggered terms, which makes it difficult to remove them all at once. The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting. The acquirer also will not be able to cumulate votes at a meeting, which will require the acquirer to hold more shares to gain representation on our board of directors than if cumulative voting were permitted.



     Our board of directors also has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquirer. In addition,
Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.



     Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of our company. If the acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition by the antitakeover measures, you could lose the opportunity to sell your shares at a favorable price.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholder.

                              SELLING STOCKHOLDER


     The follow table contains information as of March 31, 2001, with respect to the common stock beneficially owned by the selling stockholder that may be offered using this prospectus. We cannot estimate the number of shares that will be held by the selling stockholder after the completion of this offering because the selling stockholder may offer all or some of the shares from time to time.



                                              NUMBER OF SHARES
                                                BENEFICIALLY      NUMBER OF SHARES
                                               OWNED PRIOR TO      REGISTERED FOR
        NAME OF SELLING STOCKHOLDER             THE OFFERING       SALE HEREBY(1)
        ---------------------------           ----------------    ----------------
Radnet Recovery, LLC(2).....................      238,032             238,032


-------------------------
(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant's outstanding shares of common stock.


(2)The sole member of Radnet Recovery, LLC is Warburg, Pincus Ventures, L.P., a Delaware limited partnership. Radnet Recovery, LLC may distribute shares of the Registrant's common stock issued hereunder to Warburg, Pincus Ventures, L.P. as its sole member, in which case Warburg, Pincus Ventures, L.P. shall be deemed the Selling Stockholders for purposes of this Registration Statement.


                              PLAN OF DISTRIBUTION

     The selling stockholder may, from time to time, sell all or a portion of the shares as follows:

     - at prices and at terms then prevailing in the market,

     - at prices related to the then current market price, or

     - in negotiated transactions.

     The shares may be sold by the selling stockholder by one or more of the following methods, or others:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus,

     - on a stock exchange in accordance with the rules of the particular exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     - privately negotiated transactions, or

     - a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may subsequently resell the shares from time to time in the following transactions:

     - transactions, which may involve block transactions and sales to and through other broker-dealers, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale,

     - in negotiated transactions, or

     - at prices related to the then-current market price.

     In connection with these resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with any sales. In the event of a sale, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, Regulation M under the Securities Exchange Act of 1934, as amended, may apply in connection with the selling stockholder's sales of his shares.

     We have agreed to pay all fees and expenses incident to the registration of the shares. The selling stockholder will pay all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We will file a supplement to this prospectus, if required, upon being notified by the selling stockholder that any material arrangement has been entered into for the sale of the shares though a block trade, or as otherwise may be required.

     The selling stockholder may, in the future, also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholder will sell any or all of the shares of common stock offered by it hereunder.

                                 LEGAL MATTERS

     The validity of the securities offered pursuant to this prospectus will be passed upon for E.piphany, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain Members of Wilson Sonsini Goodrich & Rosati involved in this matter beneficially own a total of approximately 6,750 shares of our common stock. Aaron J. Alter, a member of Wilson Sonsini Goodrich & Rosati, is the secretary of E.piphany.

                                    EXPERTS

     The financial statements incorporated by reference in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed.


          (a) The Registrant's Annual Report on Form 10-K, filed pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (SEC File No. 000-27183), on April 2, 2001.



          (b) The description of the Registrant's Common Stock which is contained in the Registrant's registration statement on Form 8-A as filed pursuant to section 12(g) of the Securities Exchange Act of 1934 on August 30, 1999.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Investor Relations Department
                                E.piphany, Inc.
                      1900 South Norfolk Street, Suite 310
                          San Mateo, California 94403
                                 (650) 356-3800

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................  $ 1,323
Legal Fees and Expenses.....................................   15,000
Accounting Fees and Expenses................................    5,000
Miscellaneous...............................................    3,677
                                                              -------
  Total.....................................................  $25,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16. EXHIBITS


    EXHIBIT
    NUMBER                               DOCUMENT
    -------                              --------
     4.1*      Specimen Common Stock Certificate
     4.2*      Amended and Restated Certificate of Incorporation of the
               Registrant
     4.3*      Restated Bylaws of the Registrant
     5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation, with respect to the legality of the securities being registered (previously filed on February 28, 2001)
    23.1       Consent of Independent Public Accountants
    23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1 as previously filed on
               February 28, 2001)
    24.1       Power of Attorney (See page II-3)
    99.1       Registration Rights Agreement by and between E.piphany, Inc.
               and Radnet Recovery, LLC dated January 29, 2001


-------------------------
* Previously filed as an exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-82799), declared effective on September 21, 1999, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California, on this 4th day of April 2001.


                                          E.PIPHANY, INC.

                                          By:      /s/ ROGER S. SIBONI
                                            ------------------------------------
                                                      Roger S. Siboni
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger S. Siboni and Kevin J. Yeaman and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him or her and in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement on Form S-3.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                 /s/ ROGER S. SIBONI                      President, Chief Executive      April 4, 2001
-----------------------------------------------------   Officer and Director (Principal
                   Roger S. Siboni                            Executive Officer)

                 /s/ KEVIN J. YEAMAN                        Chief Financial Officer       April 4, 2001
-----------------------------------------------------      (Principal Financial and
                   Kevin J. Yeaman                            Accounting Officer)

                          *                                        Director               April 4, 2001
-----------------------------------------------------
                    Paul M. Hazen

                          *                                        Director               April 4, 2001
-----------------------------------------------------
                   Robert L. Joss

                                                                   Director
-----------------------------------------------------
                     Sam H. Lee

                          *                                        Director               April 4, 2001
-----------------------------------------------------
                Douglas J. Mackenzie

                          *                                        Director               April 4, 2001
-----------------------------------------------------
                    Gayle Crowell

              *By: /s/ KEVIN J. YEAMAN
   -----------------------------------------------
                   Kevin J. Yeaman
                  Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 4.1*      Specimen Common Stock Certificate
 4.2*      Amended and Restated Certificate of Incorporation of the
           Registrant
 4.3*      Restated Bylaws of the Registrant
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, with respect to the legality of the securities being registered (previously filed on February 28, 2001)
23.1       Consent of Independent Public Accountants
23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1 as previously filed on
           February 28, 2001)
24.1       Power of Attorney (See page II-3)
99.1       Registration Rights Agreement by and between E.piphany, Inc.
           and Radnet Recovery, LLC dated January 29, 2001


-------------------------
* Previously filed as an exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-82799), declared effective on September 21, 1999, and incorporated herein by reference.